EXHIBIT 10.3

AGREEMENT

FOR THE PURCHASE OF SERVICING

COISSUE FHLMC(Conventional)

BETWEEN

CHASE MANHATTAN MORTGAGE CORPORATION

PURCHASER

AND

CRESCENT BANKING COMPANY,

CRESCENT MORTGAGE SERVICES, INC., AND

CRESCENT BANK & TRUST COMPANY

SELLER

Dated as of November 1, 1997

November 1, 1997

AGREEMENT FOR THE PURCHASE OF SERVICING RIGHTS

This is an Agreement (the “Agreement”), dated as of November 1, 1997 by and between CHASE MANHATTAN MORTGAGE CORPORATION, a New Jersey corporation, having an office at 343 Thornall Street, Edison, New Jersey 08837 (the “Purchaser”) and CRESCENT BANKING COMPANY (CBC) having an office at 251 Highway 515, Jasper, GA 30143 (Parent); CRESCENT MORTGAGE SERVICES, INC. (CMSI) having an office at 115 Perimeter Center Place, NE, Suite 285, Atlanta, GA 30346; and CRESCENT BANK & TRUST COMPANY (CBTC) having an office at 115 Perimeter Center Place, NE, Suite 285, Atlanta, GA 30346 (individually and collectively referred to as “Seller”)

BACKGROUND

This Agreement relates to the Seller’s desire to sell to Purchaser, and the Purchaser’s desire to purchase from Seller the Servicing Rights associated with Pools comprised of conventional Mortgage Loans. The parties contemplate that the sale of servicing hereunder will continue for a twelve (12) month period commencing in November 1997 and that during such period the Seller will sell and the Purchaser will purchase the Servicing Rights for loans hereunder with an aggregate unpaid principal balance of approximately $120 million to $240 million.

The parties also expect that each month beginning with November 1997 issue pools the Servicing Rights will be sold under this Agreement for Mortgage Loans with an unpaid principal balance of $10 million up to $20 million (“CoIssue Sale”). The transfer dates for these monthly sales are identified in the Schedule of Transfer Dates attached hereto as Exhibit H.

All of the Servicing Rights to be transferred hereunder will be on a non-recourse basis. Capitalized terms used in this Background section are defined in Article I hereof.

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.1. Act: The Cranston-Gonzales National Affordable Housing Act of 1990, as amended from time to time.

1.2. Agency: FNMA and/or FHLMC, as applicable.

1.3. Agency Agreement: The agreement or agreements (including all master commitments, pool purchase contracts and all exhibits, schedules, amendments and supplements thereto) between the Seller and the relevant Agency relating to Mortgage Loans to be transferred to such Agency by the Seller and the servicing thereof or otherwise affecting the Servicing Rights.

1.4. Agency Consent: The written consent or approval, if applicable, of an Agency to the transfer of the Servicing Rights from the Seller to Purchaser, provided that, in the sole judgment of Purchaser exercised in good faith, such consent or approval does not reduce or limit the rights or compensation of the servicer under the applicable Agency Requirements.

1.5. Agency Guides: The FHLMC Guide or FNMA Guide, as applicable.

1.6. Agency Requirements: The applicable rules, regulations, directives and instructions of an Agency, including, without limitation, the applicable requirements of the Agency Guides and the Agency Agreements.

1.7. Agreement: This Agreement for the Purchase of Servicing, including all Exhibits and Schedules attached hereto or delivered pursuant hereto, and all amendments hereof and supplements hereto.

1.8. ALTA: The American Land Title Association or any successor thereto.

1.9. Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to an Investor.

1.10. Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New Jersey are authorized or obligated by law or executive order to be closed.

1.11. Closing Documents: The documents enumerated in Section 7.03 hereof.

1.12. Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

1.13. Conventional Loan: A conventional residential fixed rate mortgage loan which is a Mortgage Loan.

1.14. Custodian: An entity acting as a Mortgage Loan Document custodian under any Custodial Agreement or pursuant to Agency Requirements, or any successor in interest to the Custodian.

1.15. Date of Issuance: With respect to a Security, the date from which the Security holder’s rights to receive principal and interest payments thereunder accrue. It is anticipated that Date of Issuance will be the first day of the calendar month in which the Settlement Date occurs.

1.16. Delivery Date: In the case of a FNMA MBS, the date of Seller’s certification (as “Lender”) on FNMA Form 2005 and in the case of a FHLMC PC, the date inserted by FHLMC in the “date delivery received” item on FHLMC Form 381.

1.17. Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

1.18. EDP: Electronic data processing system.

1.19. Escrow Account: An account maintained for the deposit of Escrow Payments received in respect of one or more Mortgage Loans.

1.20. Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire, hazard and flood insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the requirements of applicable law, the Mortgage and any other document.

1.21. FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

1.22. FHLMC Guide: The FHLMC Seller’s & Servicers’ Guide, and any amendments or additions thereto.

1.23. FHLMC PC: A mortgage backed security in the form of a participation certificate issued by FHLMC, which represents an undivided ownership interest in a Pool.

1.24. FNMA: The Federal National Mortgage Association, or any successor thereto.

1.25. FNMA Guides: FNMA Selling Guide and the FNMA Servicing Guide, and any amendments or additions thereto.

1.26. FNMA MBS: A mortgaged backed security issued by FNMA, which represents an undivided ownership interest in a Pool.

1.27. Foreclosure Loan: A Mortgage Loan with respect to which foreclosure proceedings have been referred to an attorney or have been instituted and are pending or have been completed, or a deed in lieu of foreclosure has been accepted or is pending.

1.28. Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies, insuring the Mortgage Loan or the related Mortgaged Property.

1.29. Investor: Any owner, purchaser or beneficiary (including any Agency or private investor) of the Mortgage Loans and any proceeds of, or interest from, the Mortgage Loans.

1.30. Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property.

1.31. Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the outstanding principal amount of the Mortgage Loan as of the date of origination of such loan to (a) in the case of a Mortgage Loan other than a refinanced Mortgage Loan, the lesser of (i) the purchase price of the Mortgaged Property or (ii) the appraised value of such Mortgaged Property as of such date, expressed as a percentage, or (b) in the case of a refinanced Mortgage Loan, the appraised value of the Mortgaged Property as of such date, expressed as a percentage.

1.32. Monthly Certification: The certificate required under Sections 3.02 and 7.04 in the form attached as Exhibit C-2.

1.33. Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

1.34. Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

1.35. Mortgage Interest Rate: The annual rate at which interest accrues on a Mortgage Note, in accordance with the provisions of the Mortgage Note.

1.36. Mortgage Loan: An individual 30 year fixed rate, 15 year fixed rate, 7 year balloon, or one year ARM Mortgage Loan which is included in a Pool and the Servicing Rights to which are the subject of this Agreement. Notwithstanding the foregoing, no more than 5% of the unpaid principal balance of all the Mortgage Loans may have terms other than those terms specified above (“Odd Maturity Loans”). Any such Odd Maturity Loan shall be a fixed rate, fully amortizing Mortgage Loan and the applicable Purchase Price related thereto shall be the Purchase Price payable for a 15 year fixed rate Mortgage Loan.. Each Mortgage Loan will be identified on the Mortgage Loan Schedule for the relevant Pool and each Mortgage Loan includes without limitation the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. All Mortgage Loans are Conventional Loans.

1.37. Mortgage Loan Documents: Any documents pertaining to any Mortgage Loan, including, without limitation, the Mortgage Note, the recorded Mortgage, the recorded Assignment of Mortgage and all other recorded assignments, the title insurance policy and any PMI policy.

1.38. Mortgage Loan Schedule: In the case of case of (i) FNMA MBS, the relevant FNMA Form 2005, (ii) FHLMC PC, the relevant FHLMC Form 11, in either case listing the Mortgage Loans included the related Pool on the applicable Settlement Date.

1.39. Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

1.40. Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

1.41. Mortgagor: The obligor on a Mortgage Note.

1.42. Officer’s Certificate: A certificate signed by the President or a Vice President of the Seller attached hereto as Exhibit C-l.

1.43. Opinion Counsel: A written opinion of counsel to the Seller, reasonably acceptable to the Purchaser, in form and substance of Exhibit D.

1.44. Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

1.45. PMI Policy: A policy of private mortgage guaranty insurance issued by a Qualified Insurer.

1.46. Pool: A group of Mortgage Loans which back the issuance of a FNMA MBS and/or FHLMC PC and is otherwise segregated on the basis of applicable Agency Requirements and which is considered to be aggregated for the purposes of servicing.

1.47. Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

1.48. Prior Servicer: Any servicer of a Mortgage Loan, other than the Seller.

1.49. Purchase Price: The amount to be paid by the Purchaser to the Seller in exchange for the Servicing Rights for each Pool calculated and payable in accordance with Article III of this Agreement.

1.50. Purchase Price Payment Date: The date on which the Purchase Price for a Pool shall be payable which date shall be the last day of the month provided that the funds required in Section 2.03 (f) and the documents required in Section 7.03 and 7.04 have been received.

1.51. Purchaser: Chase Manhattan Mortgage Corporation or its successor in interest or assigns.

1.52. Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed, where required by law, to transact mortgage guaranty insurance business and approved as an insurer by FNMA and/or FHLMC as applicable

1.53. Reimbursement Amount: The amount paid by the Seller to the Purchaser with respect to any reimbursement of the Purchase Price related to the Servicing Rights of a particular Mortgage Loans required due to a breach of any representation or warranty of the Seller contained in Sections 5.02 and 5.03 or required pursuant to Article VI hereof. The Reimbursement Amount with respect to the Servicing Rights of each Mortgage Loan shall equal the percentage of Purchase Price paid by the Purchaser for the Servicing Rights multiplied by the then outstanding unpaid principal balance plus the amount of any advances or costs incurred by the Purchaser related thereto through the date of such reimbursement.

1.54. Sale Date: The date all rights, title, and interests, in the Servicing Rights are transferred to the Purchaser from the Seller.

1.55. Security: A FNMA MBS or FHLMC PC.

1.56. Seller: Crescent Mortgage Services, Inc. (CMSI) and Crescent Bank & Trust Company (CBTC), owners of the Servicing Rights; and Crescent Banking Company (CBC), parent of Crescent Mortgage Services, Inc. and Crescent Bank & Trust Company, a non-owner of the Servicing Rights but with all the duties and obligations of, and jointly and severally liable, as Seller under this Agreement, their successors in interest and assigns.

1.57. Servicing File: The documents, files and other items pertaining to a particular Mortgage Loan including, but not limited to, the computer files, data disks, books, records, data tapes, notes, and all additional documents generated as a result of, utilized in originating and/or servicing each Mortgage Loan.

1.58. Servicing Rights: With respect to each Mortgage Loan any and all of the following: (a) all rights to service the Mortgage Loans; (b) any payments or monies payable or received or receivable for servicing the Mortgage Loans, (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; (g) possession and use of any and all Servicing Files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (h) all rights and benefits relating to the direct solicitation of the related Mortgagors and attendant right, title and interest in and to the list of such Mortgagors and data relating to their Mortgages; and (i) all rights, powers and privileges incident to any of the foregoing.

1.59. Servicing Transfer Procedures: The procedures by which the Seller shall effect the transfer to the Purchaser of the Servicing Rights, including the Servicing Files and in accordance with Agency Requirements which procedures are attached hereto as Exhibit F-2(b).

1.60. Settlement Date: The date on which an Agency settles a Security and the Seller or its designee receives payment (in the form of the Security or the purchase price paid therefore) for the Mortgage Loans comprising the Pool which backs such Security.

1.61. Third Party Lender: A lender other than Seller which has originated a Third Party Loan.

1.62. Third Party Loan: A Mortgage Loan which has been originated by a Third Party Lender and underwritten and closed by Seller.

1.63. Transfer Date: The latest PSA Settlement Date for any given month in which Pools are issued.

ARTICLE II

CONVEYANCE FROM SELLER TO PURCHASER

ASSUMPTION OF SERVICING BY PURCHASER

Section 2.01. Conveyance of Servicing Rights; Possession of Servicing Files; Assumption of Servicing.

By its execution and delivery of this Agreement, Seller, for a period of twelve (12) months commencing in November 1997, does hereby agree to sell, transfer, assign, set over and convey to the Purchaser as of each Sale Date, all rights, title and interest of the Seller in and to and under the Servicing Rights (including the Servicing Files) for applicable Mortgage Loan(s) in a related Pool, which Mortgage Loans are transferred and delivered to an Agency. On the Transfer Date, the Purchaser shall assume actual servicing of such Mortgage Loans in accordance with applicable Agency Requirements and the terms of this Agreement. During each month in which Sale of servicing occur hereunder, the Seller agrees to sell to the Purchaser Servicing Rights on Mortgage Loans pursuant to this Agreement with an aggregate unpaid principal balance of $10 million to $20 million. The parties agree that the Purchaser shall be under no obligation to purchase the Servicing Rights or to service any Mortgage Loan which is not accepted by the relevant Agency. From and after the date hereof, the Seller shall not take any action that is inconsistent with the sale of Servicing Rights accomplished hereby.

Section 2.02. Assignments of Mortgage.

Record title to each Mortgage and the related Mortgage Note shall be transferred by the Seller to the Purchaser, or it’s designee, to the extent required by the Agency Requirements. The Seller shall bear the cost and expense of providing Assignments of Mortgages (including the recording thereof) and endorsements of Mortgage Notes for any transfer of record title required hereunder or under Agency Requirements.

Seller shall prepare and record the Assignment of Mortgage from Seller to Purchaser and provide Purchaser with a certified true copy of such Assignment of Mortgage from Purchaser to Agency as applicable.

Section 2.03. Seller Covenants Regarding Transfer of Servicing.

On each Sale Date, the Seller shall effectuate the sale and on each Transfer Date Seller shall transfer the Servicing Rights for the related Pool in accordance with applicable Agency Requirements and this Agreement. The Seller shall have done the following on or prior to each Sale Date except where a different time period is expressly provided:

(a) Compliance with Agency Requirements: The Seller shall have complied with all applicable Agency Requirements including all procedural and documentary requirements applicable to the Seller which relate to (i) the underwriting of the Mortgage Loans; (ii) the sale of a Pool in accordance with applicable Agency Agreements; and (iii) the formation and delivery of a Pool.

(b) Notice to Mortgagors. The Seller shall, in accordance with the relevant provisions and time frames of the Act and where applicable, in accordance with state law, mail to the Mortgagor of each Mortgage Loan for which the Servicing Rights are being transferred to the Purchaser, a letter (in form and substance acceptable to the Purchaser) advising the Mortgagor of the transfer of the servicing thereof to the Purchaser. The Seller shall provide the Purchaser with copies of all such notices.

(c) Notice to Taxing Authorities and Insurance Companies. The Seller shall, at the time required by and in accordance with the Servicing Transfer Procedures, transmit to taxing authorities and insurance companies (including PMI Policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Settlement Date. The Seller shall provide the Purchaser with copies of all such notices.

(d) Notice to Warehouse and Secured Lenders. The Seller represents, warrants and covenants and agrees to provide evidence satisfactory to the Purchaser that as of the relevant Sale Date such warehouse and secured lenders shall have no right, title, or interest in the Pools or in the related Servicing Rights.

(e) Delivery of Servicing Files and Records. At the times and in the manner provided in the Servicing Transfer Procedures, Exhibit F (2-b) and Loan File Format, Exhibit G-3 and the Agency Requirements, the Seller shall forward to the Purchaser all Servicing Files and any other Mortgage Loan documents in the Seller’s possession relating to each Mortgage Loan.

(f) Escrow Payments and Other Payments. No later than five (5) Business Days following the Transfer Date and prior to Purchase Price Payment Date, the Seller shall provide the Purchaser, in immediately available funds the amount of Escrow Accounts, impound and suspense balances, buydown fees, all loss draft balances and all unearned fees associated with the related Pool. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall provide the Purchaser in immediately available funds by wire transfer the amount of any prepaid Mortgage Loan payments and all other similar amounts held by the Seller on such Transfer Date.

(g) Mortgage Payments Received After Transfer Date. The Seller shall forward to the Purchaser the amount of any Monthly Payments and correspondence relating to the Mortgage Loans received by the Seller for sixty (60) days after the Transfer Date by next day mail or by next day courier service. After sixty (60) days from the Transfer Date, the Seller may forward the amount of any monthly payments and correspondence relating to the Mortgage Loans by regular U.S. mail on a weekly basis. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall endorse the Monthly Payment to the Purchaser with the particulars of the payment such as the Pool number, Purchaser’s loan number, dollar amount, date received and any special Mortgagor application instructions. In the case of Monthly Payments which were scheduled to be (but were not) made prior to the Transfer Date and which were reflected (as if they had been made) in the projected unpaid principal balance of the Pool for purposes of determining the characteristics of the related Security, the Seller shall be entitled to keep such Monthly Payments and such payments shall be applied to Borrower’s account in accordance with all applicable requirements.

(h) Misapplied Payments. Misapplied payments shall be processed as follows:

(i) The parties shall cooperate in correcting misapplication errors;

(ii) The party receiving notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

(iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and such misapplied payment has resulted in a shortage in an Escrow (or other) Account, the balances of which are being transferred to the Purchaser, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within five (5) Business Days after receipt of written demand and evidence supporting the misapplied payment from the Purchaser;

(iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party adversely affected by the improper payment application within five (5) Business Days after notice thereof by the other party. Whichever party discovers the misapplied payment will notify the other and the parties will then comply promptly with this paragraph;

(v) Any check issued under the provisions of this Section 2.03(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser’s Mortgage Loan identification number and an explanation of the allocation of any such payments.

(i) Books and Records. On or before the Transfer Date, the books, records and accounts of the Seller with respect to the Servicing Rights and the Mortgage Loans shall be in accordance with Purchaser requirements as provided in the Servicing Transfer Procedures.

(j) Reconciliation. The Seller shall, as of the Transfer Date, reconcile principal balances and make any monetary adjustments to the Mortgage Loans reasonably required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

(k) IRS Forms. The Seller shall file all IRS forms which are or may be required to be filed by it for the applicable transactions prior to and after the Transfer Date, in relation to the servicing and ownership of the Mortgage Loans within the time periods prescribed by law. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller’s failure to comply with this paragraph.

(1) Record Title. If record title to the Mortgage Loans shall be taken in the name of the Purchaser or its designee pursuant to Section 2.02, then within the period of time provided in the Servicing Transfer Procedures and in accordance with the Agency Requirements, the Seller shall, at its sole expense, (i) cause each of the Assignments of Mortgage to be recorded in the name of the Purchaser or its designee in the appropriate public offices for real property records in all the counties or their comparable jurisdictions in which the related Mortgaged Property is situated, and in any other appropriate public recording office or elsewhere, or (ii) deliver such recorded Assignments of Mortgage to Purchaser’s Custodian in the case of a Mortgage Loan included in a FNMA Pool or FHLMC PC.

(m) Tax Contracts. The Seller shall provide at Seller’s expense “life of loan” TransAmerica Real Estate Tax Service tax contracts or the Seller shall pay to the Purchaser a contract fee of $69 per loan. Seller shall cooperate with the Purchaser to accomplish the purchase or transfer of tax contracts relating to each Mortgage Loan, within the time period provided in the Servicing Transfer Procedures. All tax service fees will be deducted from the Purchase Price on the Purchase Price Payment Date.

(n) No Solicitation. In relation to the Mortgage Loans as of each applicable Sale Date, the Seller shall prevent any of its affiliates, employees or agents from directly or indirectly soliciting including, but not limited to, direct mail or telephonic or personal solicitation, the Mortgagors of any of the Mortgages (i) for purposes of prepayment or refinance or modification of such Mortgages, (ii) second mortgage loans, equity source accounts, personal loans or credit cards, except for banking customers of Seller Third Party Originators who are community banks, and (iii) homeowners, ordinary life, ordinary health, credit life, credit health, credit unemployment and any other forms of group or individual insurance coverages. Seller shall refund to Purchaser the Reimbursement Amount for any Mortgage Loan sold on any Sale Date, which Mortgage Loan is, in violation of this paragraph, refinanced by Seller, its employees, affiliates or agents. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliates of the Seller which are directed to the general public at large, including without limitation mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, shall not constitute solicitations under this Section.

(o) Brokerage Fees. The Seller acknowledges United Financial, Inc., is the broker involved in this transaction representing the Seller and that such fees, if any, are the sole responsibility of the Seller.

(p) Broken Pools. In the event that an Agency does not issue a Security backed by a Pool, the Purchaser shall have no obligation to purchase the Servicing Rights related to or to service any of the Mortgage Loans comprising such Pool. Under these circumstances, the Seller shall reimburse the Purchaser for all costs of preparing and recording new Assignments of Mortgage (if the original Assignment of Mortgage were, or were sent to be, recorded), all costs associated with renotifications including without limitation notices to borrowers, insurers, and tax service providers, and all other costs and expenses of the Purchaser related to the failure of the Pool be to formed.

(q) Third Party Loans. The Seller and the Purchaser expect that all of the Mortgage Loans shall have been underwritten by the Seller. The parties agree that subject to this Section 2.03(q), the Seller may sell in Servicing Rights relating to Third Party Loans up to 100% of the aggregate unpaid principal balance of Mortgage Loans. Such Third Party Loans shall be permitted only if (i) the Loans shall have been underwritten by the Seller in accordance with the same standards applicable to Seller’s Mortgage Loans, and (ii) the Seller shall have provided evidence acceptable to the Purchaser that all right, title and interest in such Loan has been transferred to the Seller.

(r) Guaranty Fee Buydowns. Notwithstanding any standard Agency procedures to the contrary, the Seller shall pay directly to the affected Agency no later than the relevant Settlement Date any amounts required to be paid in order to decrease the guaranty fee payable with each remittance to such Agency. The Purchaser shall not be responsible for any guaranty fee buydown amounts.

(s) Flood Certification. The Seller will provide at Seller’s expense “Life of Loan” flood certification with Flood Data Service, Inc. relating to each Mortgage Loan or pay to Purchaser a $9.00 per loan fee which fee shall be deducted from the Purchase Price on the Purchase Price Payment Date.

Section 2.04. Purchaser Covenants Regarding Transfer of Servicing.

The Purchaser shall have done the following on or prior to each Transfer Date (except where a different time period is expressly provided):

(a) Compliance with Agency Requirements. The Purchaser shall have complied with applicable Agency Requirements including all procedural and documentary requirements applicable to the Purchaser.

(b) Late Payments and Misapplied Payments. Misapplied payments shall be processed as follows:

(i) The parties shall cooperate in correcting misapplication errors;

(ii) The party receiving notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

(iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and such misapplied payment has resulted in a shortage in an Escrow (or other) Account, the balances of which are being transferred to the Purchaser, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within five (5) Business Days after receipt of written demand and evidence supporting such misapplied payment therefor from the Purchaser;

(iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party adversely affected by the improper payment application within five (5) Business Days after notice thereof by the other party. Whichever party discovers the misapplied payment will notify the other and the parties will then comply promptly with this paragraph;

(v) Any check issued under the provisions of this Section 2.03(h) shall accompanied by a statement indicating the corresponding Seller and/or the Purchaser’s Mortgage Loan identification number and an explanation of the allocation of any such payments.

(c) No Rights to Security Proceeds. The Purchaser acknowledges and agrees that it shall have no right, title or interest in any Security or the proceeds payable therefore by the Person to which such Security is issued.

(d) Notice to Mortgagors. The Purchaser shall, within the relevant time frames of the Act, mail a letter advising the Mortgagor of the transfer of Servicing to the Purchaser.

ARTICLE III

PURCHASE PRICE

Section 3.01. Calculation of the Purchase Price.

Subject to Section 3.04, the Purchase Price with respect to the Servicing Rights for each Pool shall be calculated as a percentage, determined by reference to the Purchase Price Schedule attached hereto as Exhibit A, multiplied by the aggregate principal balance of such Pool on the applicable Sale Date. The Purchase Price percentages, as listed in Exhibit A, Purchase Price Schedule, are in effect for a six (6) month period commencing November 1997. All Mortgage Loans, the Servicing Rights to which are transferred under this Agreement, shall not be more than thirty (30) days past due in litigation, foreclosure or bankruptcy as of the Sale Date. Payments of scheduled principal and interest prepaid for a due date beyond the Sale Date shall not be applied to the principal balance as of such date. Seller shall refund to the Purchaser the Purchase Price for any Mortgage Loans which pay off within ninety (90) days of the Sale Date if refinanced by Seller.

Section 3.02. Payment and Monthly Certification.

Ten (10) days prior to each Purchase Price Payment Date, the Seller shall submit to the Purchaser the Monthly Certification and documents required in Section 7.04. Following the Purchaser’s receipt thereof and the calculation of adjustments to the Purchase Price, the Purchaser shall pay the appropriate Purchase Price by wire transfer on such Purchase Price Payment Date.

Section 3.03. Broken Pools.

No amounts shall be payable by the Purchaser to the Seller in connection with any Pool unless the relevant Agency shall have accepted delivery of the Mortgage Loans comprising the Pool and shall have issued its Security backed thereby. In the event that an Agency rejects a Pool, the Seller agrees to reimburse the Purchaser in accordance with Section 2.03(p).

Section 3.04. Purchase Price Adjustment and Holdback.

The aggregate Purchase Price payable on any Purchase Price Payment Date shall be adjusted to reflect unreimbursed costs and expenses associated with broken Pools.

Purchaser shall retain 10% of the Purchase Price (“Holdback Amount”). The Holdback Amount for each Sale Date shall be payable to the Seller on a prorata basis ( ie: upon receipt by Purchaser and/or Purchaser’s Custodian of complete documentation to effectuate Certification of any Pool per Agency requirements, the Holdback Amount as it related to that Pool shall be released quarterly) quarterly to the extent the Seller complies with its obligation for the release of the funds.

Notwithstanding any language contained herein, Purchaser shall pay the last $5,000 of the Holdback Amount to the Seller upon receipt by Purchaser of all of the final recorded assignments from Seller to Purchaser related to each Sale Date.

ARTICLE IV

SERVICING OF THE MORTGAGE LOANS

Section 4.01. Purchaser to Service Pursuant to the Agency Requirements.

The Purchaser shall service and administer the Mortgage Loans from and after the related Transfer Date and shall have full power and authority, acting alone to do any and all things in connection with such servicing and administration which the Purchaser may deem necessary or desirable, so long as Purchaser services and administers the Mortgage Loans consistent with the Act, the Agency

Requirements, the terms of the Mortgage Loans, and the terms of this Agreement, and all other applicable laws, rules and regulations.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 5.01. Representations, Warranties and Agreements of Purchaser

The Purchaser hereby makes the following representations and warranties to the Seller as of the date hereof and as of each Sale Date:

(a) Due Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Purchaser, and in any event the Purchaser is in compliance with the laws of any state to the extent necessary to ensure the enforceability of the terms of this Agreement; the Purchaser has the full corporate power and authority to execute and deliver this agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; and upon execution by the Seller, this Agreement constitutes the valid, binding and enforceable obligation of the Purchaser (subject, as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to or affecting creditors’ rights generally from time to time in effect or the application of equitable principles in any proceeding whether at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or impair the ability of the Purchaser to service the Mortgage Loans, or impair the value of the Servicing Rights.

(c) No Litigation Pending. To the best of Purchaser’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Purchaser which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Purchaser, or in any material impairment of the right or ability of the Purchaser to carry on its business substantially as now conducted, or in any material liability on the part of the Purchaser, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement.

(d) No Consent Required. No consent other than the Agency consents or other approval, authorization or order of any court or governmental agency or body is required for the execution,

delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, or if required, such approval has been obtained prior to the Settlement Date.

(e) No Commissions to Third Parties. The Purchaser has not dealt with any broker or agent or third party who might be entitled to a fee or commission payable by the Purchaser in connection with this transaction.

(f) Agency Approvals. The Purchaser is an approved FNMA and FHLMC seller/servicer as of the date of this Agreement.

(g) Ability to Perform. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to Purchaser contained in this Agreement.

Section 5.02. Representations and Warranties of the Seller.

The Seller (Crescent Bank Company, Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company) makes the following representations and warranties to the Purchaser as of the date hereof and as of each Sale Date:

(a) Due Organization and Authority. The Seller, Crescent Banking Company (Parent) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; Crescent Mortgage Services, Inc. is a corporation durly organized, validly existing and in good standing under the laws of the State of Georgia; and Crescent Bank & Trust Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Seller, was at all times and now is qualified to do business and duly licensed to carry on its business as now being conducted in all states in which any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type engaged in by the Seller in relation to the origination and servicing of the Mortgage Loans and in any case the Seller is qualified in each state to the extent necessary to ensure the enforceability of each Mortgage Loan and this Agreement. The Seller has the power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly, and validly authorized; and upon execution by the Purchaser this Agreement constitutes the valid, binding and enforceable obligation of the Seller (subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to or affecting creditors’ rights generally from time to time in effect or the application of equitable principles in any proceeding whether at law or in equity).

(b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement are not in violation of statutory provisions in effect in any applicable jurisdiction.

(c) No Conflicts. Neither the execution and delivery of this agreement, the sale of the Servicing Rights to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s charter or by-laws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or impair the value of the Servicing Rights.

(d) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to Seller contained in this Agreement.

(e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement, or which would materially affect any of the Mortgage Loans or the related Servicing Rights. There are no Mortgage Loans for which Servicing Rights are being transferred that are the subject of any litigation or investigation.

(f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, or if required, such approval has been obtained prior to the Sale Date.

(g) Ownership. Crescent Mortgage Services, Inc. and Crescent Bank & Trust Company, as Sellers, are the sole owners and holders of all right, title and interest in and to the Servicing Rights, and immediately prior to the Seller’s transfer of the related Mortgage Loans to the relevant Agency, the Seller was the sole owner and holder of such Mortgage Loans. As of each Sale Date, the Servicing Rights shall not be assigned or pledged, and, the Seller has good and marketable title and interest in the Servicing Rights and has full right and authority subject to no interest, or agreement with, any other party, to sell and assign the Servicing Rights pursuant to this Agreement. On each Sale Date, the Purchaser shall obtain the related Servicing Rights free and clear of any encumbrance, equity, interest, lien, pledge, charge, claim or security interest.

(h) No Untrue Information. Neither this Agreement, the Agency Agreements, nor any statement, report or other document that is within the control of the Seller furnished or to be furnished pursuant to this Agreement or the Agency Requirements (including, without limitation, delivery schedules and other documentation delivered or to be delivered to the Agencies in connection with the formation and delivery of a Pool and the settlement of the related Security) or in connection with the transactions contemplated hereby contains any untrue statement of facts or omits to state a fact necessary to make the statements contained therein not misleading. Each such document delivered to the Purchaser represents an executed original or is a certified true and correct copy of the original and in either case represents true, correct and complete copies of the same. Each such document is in full force and effect and has not been amended, modified or altered except as the same shall have been provided to the Purchaser.

(i) Commissions to Third Parties. The Seller shall be solely liable for any fee or commission due and payable to any third party in connection with the transactions contemplated hereby.

(j) Prior Servicers and Servicing. There have been no prior Servicers of any Mortgage Loans other than the Seller. At all relevant times, the Seller has been and will be a FNMA and FHLMC approved seller-servicer and fully authorized to originate the Mortgage Loans and sell them to the Agencies. The Seller has serviced all of the Mortgage Loans in compliance with the terms thereof and with all laws, rules, regulations and requirements in connection therewith and in a manner consistent with the Agency Requirements that will apply to the Mortgage Loans upon their transfer to the Agencies. There has been no occurrence as of the Sale Date of any event that could obligate the Purchaser to repurchase any Mortgage Loans from the relevant Agency or cause the cancellation of the Servicing Rights or any material changes in procedures with respect to the Mortgage Loans.

(k) No Inquiries. The Seller has not been the subject of an audit by any Agency, or any Qualified Insurer which audit results included material allegations of failure to comply with applicable loan origination, servicing or claims procedures.

(1) No Accrued Liabilities. There are no accrued liabilities of the Seller with respect to the Mortgage Loans or the Servicing Rights or circumstances under which such accrued liabilities will arise against the Purchaser as successor to the Servicing Rights with respect to occurrences prior to the Sale Date.

(m) No Investor Requirements. Prior to the relevant Sale Date, there shall have been no investor for, nor any security interest in or lien upon, any Mortgage Loan or the Servicing Rights. In the event that a warehouse or secured lender is required to release any security interest in or lien upon, any Mortgage Loan which is the subject of this Agreement, Seller shall provide Purchaser with a release letter from that lender(s).

(n) Compliance with Insurance Contracts. The Seller has complied with all obligations under all applicable insurance contracts, including any private mortgage insurer with respect to, and which might materially and adversely affect, the Mortgage Loans and any of the Servicing Rights. The Seller has not taken any action or failed to take any action which might cause the cancellation of or otherwise affect any insurance or guaranty contracts.

(o) Compliance with Law. With respect to the Mortgage Loans, the Seller has complied with any and all requirements of any federal, state or local law or regulation including, without limitation, provisions governing or pertaining to permissible charges, laws relating to usury, installment sales, truth-in-lending, fair housing, real estate settlement procedures, escrow practices, unlawful discrimination in residential lending, debt collection, loan disclosure, or other consumer protection matters, and all other federal, state or local laws, regulations and ordinances pertaining to the business of mortgage lending or to the provision of services relating to mortgage lending. Upon the Purchaser’s reasonable request, the Seller shall deliver to the Purchaser within a reasonable period of time after receipt of such request, reasonable evidence of compliance with all such requirements.

(p) Origination and Servicing Practices. There has been no improper act or omission or alleged improper act or omission or error by the Seller or any employee, agent or representative acting on Seller’s behalf, with respect to the origination or servicing of any of the Mortgage Loans. Each Mortgage Loan has been originated in compliance with all applicable Agency Requirements. Each Mortgage Loan sold to an Agency shall comply with all applicable Agency Requirements.

(q) Underwriting Standards. All of the Mortgage Loans have been underwritten in accordance with Agency Requirements. The Agency Agreements, including without limitation, any master commitment, pool purchase contract or conversion pursuant to which the Seller sells a Mortgage Loan to an Agency, do not permit the Seller to sell any Mortgage Loan which has been underwritten on terms more flexible to the borrower or which requires less credit documentation and verification than as set forth in the applicable Agency Guides, as amended by Seller’s master agreements with the Agencies.

(r) Non-Recourse Servicing. There are no provisions in any master commitment, pool purchase contract, conversion or other Agency Agreement, whether described as a limited repurchase requirement, limited recourse, credit support obligation, indemnification, or otherwise which would entitle an Agency to demand the repurchase of a Mortgage Loan for any reason or under any circumstance.

(s) Pool Formation Practices. With respect to the Mortgage Loans, the Seller has observed and complied with all Agency Requirements applicable to Seller that are a prerequisite or otherwise relate to, FNMA and/or FHLMC.

(t) Third Party Lenders and Third Party Loans. Crescent Banking Company, Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, shall be deemed to have made all of the representations and warranties contained in this Section 5.02 and in Section 5.03 on behalf of each Third Party Lender and with respect to each Third Party Loan.

(u) Representations and Warranties to Agencies. All representations and warranties made by the Seller to the Agencies in or incorporated into the Agency Agreements are incorporated herein by reference and inure to the benefit of the Purchaser. A breach of any such representation and warranty shall constitute a breach of this Agreement.

Section 5.03. Representations and Warranties of the Seller as to Mortgage Loans.

As further inducement to the Purchaser to enter into this Agreement,Crescent Banking Company, Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, as Seller, represent and warrant to the Purchaser as of the date hereof and as of the relevant Sale Date with respect to each Mortgage Loan, as follows:

(a) Mortgage Loans as Described. The information set forth in each Mortgage Loan Schedule is complete, true and correct. None of the Agency Agreements contains any unusual or burdensome servicing obligations or provisions which are not customary with respect to the Servicing Rights or contains provisions which vary from published Agency standards or which would have the effect of rendering the Purchaser’s servicing obligations recourse rather than nonrecourse, and no waivers with respect to any published or unpublished Agency Requirements have been obtained which adversely affect the credit quality or servicing of any Mortgage Loan. Mortgage Loans subject to interest rate subsidies do not exceed 5% of the dollar amount of loans delivered under this Agreement. No Mortgaged Property securing a Mortgage Loan is a mobile home or manufactured housing unless such Mortgaged Property is eligible under the applicable FNMA and/or FHLMC program.

(b) Payments Current. All payments required to be made up to, but not including, the Transfer Date for each Mortgage Loan under the terms of the related Mortgage Note have been made. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage or Mortgage Note.

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds with respect to taxes and insurance premiums has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day that precedes by one month the Due Date of the first installment of principal and interest.

(d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which has been recorded, if necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved by: (i) the Agency acquiring the related Mortgage Loan, to the extent required by the related Agency Requirements; (ii) the issuer of any related PMI Policy; and (iii) the title insurer, to the extent required by such policies, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released.

(e) Enforceability. Each Mortgage and Mortgage Note is genuine, valid, binding and enforceable document according to its terms, and conforms to all applicable laws and regulations, including without limitation the Federal Truth-in-Lending Act, as amended, and Regulation Z. Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the exercise of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense (including without limitation, the defense of usury), and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(f) No Recourse. None of the Servicing Rights is subject to recourse against the servicer for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events.

(g) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to the related Agency in accordance with the related Agency Requirements against loss by fire, hazards included within an extended coverage liability policy and such other hazards as are customary in the area where the Mortgaged Property is located. If upon origination of the Mortgaged Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance was required by federal regulation and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser on behalf of the applicable Agency upon Purchaser’s acquisition of the related Servicing Rights in accordance with this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

(h) Coinsurance Claims. There are no uninsured casualty losses or casualty losses where coinsurance has been (and the Seller has no reason to believe, will be) claimed by an insurance company or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the insurance carrier.

(i) Condemnation. To the best of Seller’s knowledge, there is no proceeding pending or threatened for the partial or total condemnation of any Mortgaged Property, and the Seller has no notice that all or any part of any Mortgaged Property has been or will be condemned.

(j) Compliance with Applicable Laws. Each of the Mortgage Loans has been originated and serviced in compliance with all applicable requirements of any federal, state or local law.

(k) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

(1) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two-to four-family dwelling, or an individual condominium unit in a condominium project as defined in the Agency Guides, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development conforms with the applicable Agency Requirements regarding such dwellings, and no Mortgaged Property is a mobile home or manufactured housing unless such Mortgaged Property is eligible under the applicable FNMA program.

(m) Valid First Lien. The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.

(n) Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting creditors’ rights generally from time to time in effect or the application of equitable principles in any proceeding whether at law or in equity. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.

(o) Pools. Each Mortgage included in a Pool meets all eligibility requirements for inclusion in such Pool, in accordance with all applicable Agency Requirements. The Servicing Rights in respect of each Pool are eligible under all applicable laws, regulations and Agency Requirements to be transferred to the Purchaser. The Servicing Files to be delivered to the Purchaser include all documents necessary in order for the Purchaser’s Custodian to certify the Pools in accordance with applicable Agency Requirements.

(p) Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed including any requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(q) Escrow Accounts Current. Escrow Accounts are maintained by the Seller or a third party custodian on behalf of Seller and have been maintained in accordance with applicable law, the terms of the Mortgage Loans and the Agency Requirements related thereto. The Escrow Payments required by the Mortgage which have been paid to the Seller for the account of the Mortgagor are on deposit in the appropriate Escrow Account. All funds received by the Seller in connection with the Mortgage Loan, have been properly applied or promptly deposited in the appropriate Escrow Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loan in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable law and the Agency Requirements.

(r) Doing Business. All parties that have had any interest in the Mortgage Loan, whether as mortgagee (including permitted Third Party Lenders), assignee, pledge or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located.

(s) LTV, PMI Policy, Pool Insurance. No Mortgage Loan has an LTV greater than 95%. The original LTV of each Mortgage Loan either was not more than 80% or the excess over 75% is and will be insured by a Qualified Insurer as to payment defaults by a PMI Policy until the LTV of such Mortgage Loan is reduced to a level acceptable by FHLMC and/or FNMA, as applicable. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for each Mortgage Loan as set forth on the Mortgage Loan schedule is net of any such insurance premium.

Loans covered by a pool insurance policy, and the pool insurance policy, must meet the standards and requirements of the Agency. All documents regarding the pool policy have been provided to the Seller. All premiums due under the pool policy have been, or will be, paid by the Agency exclusive of service fee income due Purchaser.

(t) Title Insurance. The Mortgage Loan is covered by either (1) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to the relevant Agency, or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to the relevant Agency and each such title insurance policy is issued by a title insurer acceptable to such Agency and qualified to do business in the jurisdiction where the Mortgaged Property is located, and insures the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. The relevant Agency, as assignee of the Seller’s rights, is an insured under such lender’s title insurance policy, and such lender’s policy is in full force and effect. No claims have been made under such lender’s policy, and the Seller has not committed any act or omission which would impair the coverage of such lender’s policy.

(u) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors has waived any default, breach, violation or event of acceleration.

(v) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims known to Seller that have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(w) Location of Improvement; No Encroachments; All improvements that were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or belonging to any part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(x) Origination; Payment Terms; Age. Except as permitted under Section 2.03(q) the Mortgage Loan was originated by the Seller. The Mortgage Note is payable each month in equal monthly installments of principal and interest, with interest calculated and payable in arrears. The Mortgage Loans shall have closed within sixty (60) days of their respective Sale Dates.

(y) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor that, would interfere with the right to sell the Mortgaged Property by trustees sale or the right to foreclose the Mortgage. Notwithstanding this Section 5.03 (y), the remedies provided for in the Mortgage are subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to or affecting creditors’ rights generally from time to time in effect or the application of equitable principles in any proceeding whether at law or in equity.

(z) Conformance with Agency Standards. Each Mortgage Loan was underwritten in accordance with applicable Agency underwriting standards in effect at the time the Mortgage Loan was originated, and each Mortgage Loan is in conformity with applicable Agency standards under one of its respective home mortgage purchase programs as amended by Seller’s master agreements with the Agencies, and the Mortgage Note and Mortgage are on forms acceptable to such Agency.

(aa) Occupancy of the Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued under applicable law or regulations with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy thereof, including but not limited to certificates of occupancy and fire underwriting certificates, have been made by or obtained from the appropriate authorities.

(bb) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage.

(cc) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser, or the relevant Agency, or their respective successors and assigns to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(dd) Acceptable Investment. The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan or the related Servicing Rights as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan or the related Servicing Rights.

(ee) Condominiums Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development such condominium or planned unit developed project meets the relevant Agency Requirements or is located in a condominium or planned unit development project which has received project approval by the such Agency and the representations and warranties required by such Agency with respect to such condominium or planned unit development have been made and remain true and correct in all respects. No more than 5% of the Mortgage Loans (by number of Mortgage Loans) are secured by a Mortgaged Property which is a condominium or planned unit development.

(ff) Transfer of Mortgage Loan. The Assignment of Mortgage, if applicable, is recorded or is in recordable form, as required, and, if in recordable form, is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(gg) Buydown Provisions: No Graduated Payments or Contingent Interest. No more than 5% of the Mortgage Loans (by number of Mortgage Loans) contain a “buydown” provision. Except for such Mortgage Loans, there are no Mortgage Loans subject to provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor or anyone on behalf of the Mortgagor or which contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(hh) Consolidation of Future Advances. Any future advances made prior to the Settlement Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ii) Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake, or earth movement, windstorm, flood, tornado, hazardous or toxic substances or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(jj) Collection Practices; Escrow Deposits. The origination and collection practices used with respect to the Mortgage Loan have been in accordance with the Mortgage Loan Documents, applicable law, rules, regulations and Agency Requirements and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments shall be in the possession of the Purchaser on the Settlement Date and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.

(kk) Notice of Relief Requested Pursuant to the Soldiers and Sailors Relief Act 1940. The Seller has not received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or involving any of the provisions of the Soldiers and Sailors Relief Act of 1940 or any other federal or state law which would have the effect of suspending or reducing the Borrower’s payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

(11) Loan Documentation. None of the Mortgage Loans have been originated and underwritten without required documentation in accordance with the provisions of the applicable Agency Guides, as amended by Seller’s master agreements with the Agencies.

(mm) Tax Service Contracts. Subject to the provisions of Section 2.03 (m), Seller shall cooperate with Purchaser to ensure that a “Life of Loan” tax contract shall be in place for each Mortgage Loan with TransAmerica Real Estate Tax Service.

(nn) Eligible Loans and Percent Limitations. The Servicing Rights sold under this Agreement conform to the specifications in the Mortgage Loan Characteristics attached hereto as Exhibit B. Except with respect to no more than five percent (5%) of the Mortgage Loans (“Odd Maturity Loans”), all loans are either 15 year fixed rate, 30 year fixed rate, 7 year balloon, or one year ARM Mortgage Loans sold to FHLMC under the FHLMC Gold Program. With respect to the Odd Maturity Loans, these loans shall be priced as 15 year fixed rate loans. The following characteristics exist for loans sold as of each Sale Date.

(i) The average loan size is:

$100,000 for 30 year fixed;

$  75,000 for 15 year fixed;

$125,000 for 7 year balloon;

$105,000 for one year ARMS

(ii) The weighted average service fee is no more than .29% for fixed rate mortgages and .375% for ARMS.

(iii) The minimum average escrow balance is 1.04% of the principal balance of the Mortgage Loan.

(iv) The Mortgage Loans are current originations and are originated within 60 days of the Issue Date and will reflect the normal distribution of interest rates without any adverse selection.

(v) The weighted average mortgage rate is representative of current production and reflective of current market interest rates, but in no event is any individual Mortgage Loan interest rate greater than 8.5% for 30 year fixed rate loans and 8% for all other maturities.

(vi) Purchaser and Seller recognize that the criteria on Exhibit B represents limitations of the servicing to be delivered at the respective Transfer Dates. Both the Purchaser and the Seller recognize that flexibility is important as long as the economic value of the servicing to be delivered at the respective Transfer Date is not materially different from the criteria outlined on Exhibit B.

(oo) The Seller’s accounting method with respect to service fees associated with the servicing rights sold under the Agreement conforms to the “Safe Harbor” provisions of Revenue Ruling 91-46. This is in effect and will continue to remain in effect for the servicing rights delivered under the Agreement.

Section 5.04. Compliance with Percentage Limitations.

The Seller shall be deemed to have complied with the percentage limitations on condominium and buydown loans set forth in Section 5.03 (ee) and (gg) if the aggregate number of Mortgage Loans having such feature for which Servicing Rights have been transferred hereunder comply with such limitations.

ARTICLE VI

REMEDIES AND INDEMNIFICATION

Section 6.01. Remedies for Breach of Representations and Warranties of the Purchaser.

It is understood and agreed that the representations and warranties set forth in Section 5.01 shall survive each Settlement Date and the transfer of Servicing Rights to the Purchaser thereon and the termination of this Agreement and shall inure to the benefit of the Seller.

Within thirty (30) days of the earlier of either discovery by or notice to the Purchaser of any breach of a representation or warranty set forth in Section 5.01, the Purchaser shall use its best efforts promptly to cure such breach in all material respects.

The Purchaser shall indemnify the Seller and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses (including any such costs, expenses and attorney’s fees incurred in enforcing such right of indemnification) resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, (a) a breach of the Purchaser’s representations and warranties contained in Section 5.01 or the Purchaser’s obligations contained in Section 2.04 and Article IV hereof.

Any cause of action against the Purchaser relating to or arising out of the breach of any representations and warranties made in Section 5.01 shall take effect upon the last of (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Purchaser to cure such breach, and (iii) demand upon the Purchaser by the Seller for compliance with this Agreement.

Section 6.02. Remedies for Breach of Representations and Warranties of Crescent Banking Company, Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, as Seller.

It is understood and agreed that the representations and warranties set forth in Sections 5.02 and 5.03 shall survive the transfer of the Servicing Rights to the Purchaser, the delivery of the Servicing Files to the Purchaser and termination of this Agreement and shall inure to the benefit of the Purchaser. Upon discovery by either the Purchaser or the Seller of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Servicing Rights or the interest of the Purchaser therein, the party discovering such breach shall give prompt written notice to the other.

Within thirty (30) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty set forth in Section 5.02 or Section 5.03, the Seller shall use its best efforts promptly to cure such breach in all material respects, and if such breach cannot be cured, the Seller shall, at the Purchaser’s option within thirty. (30) Business Days following receipt by the Seller of notice thereof, pay the Purchaser the related Reimbursement Amount.

Any reimbursement pursuant to this Section 6.02 shall be accomplished by the Seller by wire transfer of immediately available funds to the account designated by the Purchaser. At the Purchaser’s option, the Purchaser may deduct such Reimbursement Amount from the Purchase Price payable on the next Purchase Price Payment Date in accordance with Section 3.02. If no such subsequent Purchase Price Payment Date occurs for any reason or if after such deductions, any Reimbursement Amount remains unpaid, such Reimbursement Amount shall be paid as provided in the first sentence of this paragraph.

In addition to such reimbursement obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgment, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in Sections 5.02 or 5.03, any breach of the Seller’s obligations or covenants hereunder or the Seller’s refusal to provide the Purchaser with Agency Agreements.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 5.03 or 5.02 shall accrue upon the last of (i) discovery of such breach by the Seller or notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement. For purposes of indemnification under this Section 6.02, it is the intention of the parties hereto that the Purchaser and each of its directors, officers, employees and agents shall be indemnified and held harmless from and against any and all losses to the extent resulting from any breach of any representation or warranty or omission by Seller of any fact or set of facts in the representation and warranties contained in this Agreement including any misrepresentation in or omission of any item required to be disclosed on any certificate, schedule, exhibit or other agreement, instrument or document delivered to delivered pursuant to the terms of this Agreement.

It is specifically understood that Crescent Banking Company by virtue of its parental relationship agrees to be jointly and severally liable, along with Crescent Mortgage Services, Inc. and Crescent Bank & Trust Company, to Purchaser under this Section 6.02.

Section 6.03. Crescent Banking Company, Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, as Seller’s Repurchase and Related Indemnification Obligations.

Upon receipt by the Purchaser of notice from an Agency of a breach of any representation or warranty by Seller contained in applicable Agency Requirements and/or any request for the repurchase of any Mortgage Loan pursuant thereto, the Purchaser shall promptly notify the Seller thereof. Within thirty (30) calendar days of the Seller’s receipt of such notice from Purchaser, the Seller shall inform the Purchaser of the Seller’s preferred response to such repurchase request and a written explanation of the basis of such response. The Purchaser shall furnish to Seller, upon written request, a copy of the collection activity records on any Mortgage Loan subject to repurchase. The Purchaser shall determine whether the Seller’s disagreement with any repurchase request is reasonable. The Seller shall repurchase from the Purchaser any Mortgage Loan with respect to which the Purchaser has been required by any Agency to repurchase due to a breach by Seller of a representation or warranty made or incorporated into relevant Agency Agreements and not due to a breach of the Purchaser’s obligations thereunder arising after the relevant Settlement Date or pursuant to this Agreement.

In the event that any Mortgage Loan becomes ninety (90) days delinquent and goes into foreclosure within six (6) months of the applicable Sale Date, Seller shall repurchase the Mortgage Loan from the Purchaser and refund the Purchase Price.

The repurchase price to be paid by the Seller to the Purchaser shall equal that repurchase price paid by the Purchaser to the related Agency plus all reasonable costs and expenses borne by the Purchaser in connection with the repurchase of such Mortgage Loan from such Agency including, but not limited to, all costs and expenses of Purchaser incurred to cure such breach and reasonable attorneys’ fees. In addition, the Seller shall repurchase the Servicing Rights with respect to such Mortgage Loan from the Purchaser at the Reimbursement Amount.

At the time of repurchase, the Purchaser shall cause the Custodian to arrange for the reassignment of the repurchased Mortgage Loan to the Seller and the delivery to the Custodian of any documents held by the relevant Agency with respect to the repurchased Mortgage Loan pursuant to the applicable Agency Requirements. In the event of a repurchase, the Purchaser shall, simultaneously with such reassignment, give written notice to the Seller that such repurchase has taken place, and amend the Mortgage Loan Schedule to reflect the deletion of the repurchased Mortgaged Loan from this Agreement and forward to the Seller all the Mortgage Loan Documents, Servicing Files, related Escrow Accounts and records and documents relating to such Mortgage Loan.

In addition, the Seller shall indemnify and hold harmless the Purchaser and each of its directors, officers, employees and agents from and against any losses, damages, penalties, fines forfeitures, reasonable and necessary legal fees, and related costs, judgments, and other costs and expenses incurred by the Purchaser in accordance with this Section 6.03.

It is specifically understood that Crescent Banking Company by virtue of its parental relationship agrees to be jointly and severally liable, along with Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, to Purchaser under this Section 6.03.

Section 6.04 Additional Indemnification byCrescent Banking Company, Crescent Mortgage Services, Inc., and Crescent Banking & Trust Company, as Seller.

The Seller shall indemnify and hold harmless the Purchaser and each of its officers, directors, employees and agents, as of the date hereof and when a relevant claim arises, from and against, and shall reimburse it or them for, any losses (including loss of Servicing Rights), of any nature (including attorney’s fees and foreclosures costs) incurred before or after the Settlement Date to the extent relating to or resulting from:

(i) the non-fulfillment or nonperformance of any covenant, condition or action required of the Seller pursuant to this Agreement, including, without limitation, the failure to comply with the Servicing Transfer Procedures;

(ii) any act or omission, or alleged act or omission, or error, of the Seller or any employee, agent or representative acting on its behalf, with respect to the origination, underwriting, closing, or any of the Mortgage Loans or the formation of any Pools or any document, agreement or instrument relating thereto, occurring on or prior to the Settlement Date:

(iii) any fraud or misrepresentation in the origination of any Mortgage Loan whether or not as a result of any act or omission of the Seller or any employee, representative or agent acting on its behalf or the Mortgagor under the Mortgage Loan;

(iv) any of the Seller’s escrow practices, including any periods during which the Purchaser continues such practices until such time as the Purchaser has completed its regular escrow analysis cycle and any changes in payments made by Purchaser as a result of such cycle go into effect;

(v) any liabilities of, claims against or obligations of the Seller (whether absolute, accrued, contingent or otherwise, including, without limitation, any tax claim asserted against the Purchaser with respect to any taxes relating to the operations of the Seller) existing as of or prior to the Settlement Date which were not expressly assumed by the Purchaser pursuant to this Agreement or pursuant to any instrument of assumption executed by the Purchaser to consummate the sale; and

(vi) the Seller’s failure to (a) provide the Purchaser all Agency Agreements, internal documents, loan agreements and other records which the Purchaser requests, or (b) provide accurate information requested by the Purchaser regarding the Mortgage Loans or the Servicing Rights.

The indemnity provided in this Section 6.04 shall remain in full force and effect regardless of any investigation made by the Purchaser or its representatives and shall survive the transfer of Servicing Rights and the termination of this Agreement. Upon receipt of written notice of a claim covered by this indemnity, the Seller shall immediately assume defense of such claim at its own cost and expense, with counsel approved by the Purchaser, and the Seller shall be directly responsible for the payment of all costs and expenses and any award or judgment which may become due as a result of such claim; provided, however, that the Purchaser at its sole option instead may assume defense of such claim and continue to be protected under this indemnity if it reasonably believes such assumption is necessary or appropriate to discharge its responsibilities as servicer of the Mortgage Loans or to preserve its authority and approvals to service the Mortgage Loans. The Seller shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such claim without the consent or agreement of the

Purchaser (which consent will not be unreasonably withheld or delayed), but which may be denied because, among other reasons, it believes in good faith that such settlement, compromise or other disposition is likely to have an adverse impact on the Purchaser’s right or ability to enforce other mortgage loans or servicing rights or to preserve its authority and approvals to service the Mortgage Loans.

It is specifically understood that Crescent Banking Company by virtue of its parental relationship agrees to be jointly and severally liable, along with Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, to Purchaser under this Section 6.04.

Section 6.05. Purchaser’s Indemnification Obligations.

Purchaser shall indemnify and hold harmless the Seller and each of its officers, directors, employees and agents, as of the date hereof and when the relevant claim arises, from and against and shall reimburse it or them for, any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees, and related costs, judgments, and other costs and expenses incurred by Seller to the extent relating to or resulting from:

(i) any breach of Purchaser’s obligations under the Agency Agreements;

(ii) the non-fulfillment or nonperformance of any covenants, condition or action required of the Purchaser pursuant to this Agreement;

(iii) any act or omission, or alleged act or omission or error, of the Purchaser or any employee, agent or representative acting on its behalf, with respect to the servicing of any of the Mortgage Loans occurring after the Sale Date;

The indemnity provided in this Section 6.05 shall remain in full force and effect and shall survive the termination of this Agreement. Upon receipt of written notice of a claim covered by this indemnity, the Purchaser shall immediately assume defense of such claim at its own cost and expense, with counsel approved by the Seller and the Purchaser shall be directly responsible for the payment of all costs and expenses and any award or judgment which may become due as a result of such claims; provided, however, that the Seller at its sole option instead may assume defense of such claim and continue to be protected under this indemnity if it reasonably believes such assumption is necessary or appropriate. The Purchaser shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such claim without the consent or agreement of the Seller (which consent will not be unreasonably withheld or delayed).

ARTICLE VII

CLOSING CONDITIONS AND DOCUMENTS

Section 7.01. Purchaser’s Conditions.

The Purchaser’s obligation to consummate each purchase of the Servicing Rights pursuant to this Agreement is subject to the satisfaction or waiver by the Purchaser of the conditions enumerated in this Section 7.01 on or prior to each Sale Date. In addition, prior to the initial Sale Date, the Seller shall have executed and delivered or caused to have executed and delivered the Closing Documents required in Section 7.03.

(a) The Seller shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it on or prior to the initial Sale Date including but not limited to compliance with applicable Agency Requirements, the Servicing Transfer Procedures, and the obligations of the Seller set forth in Sections 2.02 through 2.04 hereof.

(b) All of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of each Sale Date.

(c) Prior to the initial Sale Date, the Purchaser shall have completed a due diligence review relating to the Mortgage Loans, the Agency Requirements and the contents of the Servicing Files and the Seller’s prior servicing activities and shall have determined in its discretion, that, among other things: (i) the books, records and accounts of the Seller with respect to the Agencies are in order, (ii) the information provided in the Mortgage Loan Schedule is true and correct, (iii) the Mortgage Loans comply with applicable laws, regulations and all Agency Requirements; (iv) there is no missing or improper documentation: and (v) servicing is being performed in a manner consistent with the servicing that the Purchaser shall be required to perform under the Agency Requirements. During the conduct of the Purchaser’s due diligence, the Seller shall provide access to servicing records, loan files and other Seller books and records and will cooperate with the Purchaser in completing such due diligence. Purchaser agrees to hold all such information in confidence and not to use or disclose such information except pursuant to the purposes of this Agreement. In the event that (because of the flow nature of the transactions contemplated hereunder) Mortgage Loans have not yet been identified or segregated into Pools at the time such initial due diligence is performed, the Seller will make available for review a sample of other Mortgage Loans and representative Servicing Files with characteristics similar to those of the Mortgage Loans and related Servicing Files.

Following the Purchaser’s initial due diligence, and upon the Purchaser’s request, the Seller shall permit the Purchaser to perform reasonable and relevant follow up on site due diligence reviews at least quarterly. The Seller acknowledges and agrees that, during the term of this Agreement, the financial and other reports and the notification of changed circumstances and significant events which Seller is obligated to provide Purchaser under this Agreement will be provided. The Purchaser’s rights to perform audits and inspections thereunder are affirmed under this Agreement.

(d) The approval of the Purchaser of all documentation, tri-party agreements and such other agreements and the execution thereof by the Purchaser and the Seller as may be required to effectuate the transfer of the Servicing Rights by the Seller to the Purchaser in accordance with the Agency Requirements.

(e) The Seller’s payment of the costs of securing any and all Agency approvals of the Purchaser’s acquisition of the Servicing Rights and the Seller’s payment of the costs of preparing and recording Assignments of Mortgages and/or preparing endorsements of Mortgage Notes, as required.

(f) The delivery by the Seller to the Purchaser of all applicable Agency Consents and the written approval of and consent to the transfer of the Servicing Rights from any other party from whom approval is required under applicable law.

(g) The Purchaser’s determination in its reasonable discretion that the Seller has the financial ability to discharge its indemnification and repurchase obligations as set forth herein.

(h) There shall not have been commenced or, to the knowledge of either party hereto, threatened any action, suit or proceeding which is likely to materially or adversely affect the completion of the transactions contemplated hereby.

(i) No officer, loan originator or other personnel of the Seller shall have been indicted, arraigned, convicted or shall be under investigation for any criminal offenses or any fraudulent activity related to the origination, servicing and sale of the Mortgage Loans.

It is specifically understood that Crescent Banking Company is liable, along with Crescent Mortgage Services, Inc., and Crescent Bank & Trust Company, to Purchaser under this Section 7.01.

Section 7.02. Seller’s Conditions.

The Seller’s obligation to consummate the sale of the Servicing Rights to the Purchaser on each Sale Date and to deliver all related Servicing Files and relinquish all servicing functions in accordance with and pursuant to this Agreement is subject to the satisfaction or waiver by the Seller of the following conditions on or prior to each Sale Date:

(a) The Purchaser shall have performed in all material respects all of its covenants and agreements contained herein and shall have complied with all Agency Requirements which are required to be performed or complied with by it.

(b) All of the representations and warranties of the Purchaser contained or incorporated by reference in this Agreement shall be true and correct in all material respects.

(c) The Seller and the Purchaser shall have entered into and executed all necessary tri-party agreements with the Agencies in respect of the transfer of Servicing Rights by the Seller to the Purchaser.

Section 7.03. Closing Documents.

The Closing Documents shall consist of fully executed originals of the following documents:

(a) a copy of corporate resolutions of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) an Officer’s Certificate to the effect that each of the Seller’s representations and warranties made in Article V hereof are true and correct and that all of the terms, covenants and conditions of this Agreement required to be complied with and performed by the Seller at or prior to the initial Sale Date have been duly complied with and performed in all material respects;

(c) an Opinion of Counsel of the Seller in the form of Exhibit D; and

(d) this Agreement.

Section 7.04. Closing Documents for Subsequent Settlements.

In accordance with Section 3.02, the Seller shall mail or telecopy to the Purchaser prior to each Purchase Price Payment Date, a Monthly Certification signed by an authorized officer of the Seller (either CBC, CMSI, or CBTC, binding on all CBC, CMSI or CBTC) in the form provided in Exhibit C-2, a monthly invoice provided on paper and on a data disc in a format prescribed by Purchaser , a trial balance of mortgage loans aggregated in a similar manner to the Schedule of Mortgages, Pool Documents supporting the principal balances, interest rates, net service fee, net guaranty fee, weighted average coupon and other information necessary to support Seller’s monthly invoice including, but not limited to FHLMC Forms 11, 15A, and 381.

Section 7.05. Additional Covenants of the Seller.

(a) Future On-Site Due Diligence. Upon Purchaser’s request the Seller shall permit the Purchaser to perform a relevant on-site due diligence review of the Seller’s operations.

(b) Notice of Significant Events. During the period of this Agreement on which the Seller transfers Servicing Rights to the Purchaser, the Seller will promptly notify the Purchaser of the occurrence of any of the following:

(i) any change in the Seller’s business address and/or telephone number.

(ii) any merger, consolidation or reorganization of the Seller, or any changes in the Seller’s ownership by direct or indirect means. Indirect means include any change in ownership of 10% or more of the Seller’s direct or indirect corporate parent.

(iii) any change in the Seller’s name.

(iv) any significant adverse change in the Seller’s financial position.

(v) entry of any court judgment or regulatory order in which the Seller is or may be required to pay a claim or claims which, in the Seller’s opinion, could have a material adverse effect on the Seller’s financial condition.

(vi) the Seller admits to committing, or is found to have committed, a material violation of any law, regulation, or order relating to its mortgage operation.

(vii) the initiation of any investigations of the Seller by any third party including any state or federal agency which could have a material affect on the Seller’s ability to perform its delivery, repurchase or and shall provide unaudited financial statements. Indemnification obligations hereunder to the extent Seller is permitted to so disclose.

(c) Financial Statements. The Seller will provide the Purchaser with audited financial statements for the years ended December 31, 1995 and 1996 and unaudited financial statements dated as of June 30, 1997, and shall provide unaudited financial statements, each calendar quarter during which Servicing Rights will be transferred hereunder no later than thirty (30) days following the end of each calendar quarter.

Section 7.06. Additional Covenants of the Purchaser.

(a) Notice of Significant Events. During the period of this Agreement in which the Seller transfers Servicing Rights to the Purchaser, the Purchaser will promptly notify the Seller of the occurrence of any of the following:

(i) any change in the Purchaser’s business address and/or telephone number.

(ii) any merger, consolidation or reorganization of the Seller, or any changes in the Purchaser’s ownership by direct or indirect means. Indirect mean include any change in ownership of 10% or more of the Purchaser’s direct or indirect corporate parent.

(iii) any change in the Purchaser’s name.

(iv) any significant adverse change in the Purchasers financial position.

(v) entry of any court judgment or regulatory order in which the Purchaser is or may be require to pay a claim or claims which, in the Purchaser’s opinion, could have a material adverse effect on the Purchaser’s financial condition.

(vi) the Purchaser admits to committing, or is found to have committed, a material violation of any law, regulation, or order relating to its servicing operations.

(vii) the initiation of any investigations of the Purchaser by any third party including any state or federal agency which could have a material affect on the Purchaser’s ability to perform its delivery, repurchase or indemnification obligations hereunder to the extent Purchaser is permitted to so disclose.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Costs.

The Seller shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys, the costs of delivery of the Servicing Files to the Purchaser, the costs of securing Agency approval of the transfer of Servicing Rights from the Seller to the Purchaser and the recording fees if applicable with respect to the Assignments of Mortgage to the Purchaser and Assignments of Mortgage from the Purchaser back to the Seller in the case of broken Pools described in Sections 2.01 and 3.04.

Section 8.02. Taxes and Insurance.

Following each Sale, the Seller shall promptly provide the Purchaser with all tax and insurance bills related to the Mortgage Loans. The Seller shall reimburse the Purchaser for all late payments and expenses incurred as a result of the Purchaser’s late receipt from the Seller of such tax and insurance bills.

Section 8.03. Cooperation.

To the extent reasonably possible, the parties hereto shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement, and they shall comply with all material laws and regulations governing the Servicing Rights and the Agency Requirements.

Section 8.04. Protection of Confidential Information.

The Seller and Purchaser shall keep confidential and shall not divulge to any Party, without the other party’s prior written consent, the purchase price paid by the Purchaser for the Servicing Rights, any information pertaining to the Mortgage Loans or any borrower thereunder, except to the extent that it is appropriate for the divulging Party to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or as required by law.

Section 8.05. Publicity.

The Purchaser and the Seller agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication containing the other’s name and relating to the execution or performance of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be restrained, after consultation with the other party, from making such disclosure as it shall be advised by counsel is required by law or by the applicable regulations of any regulatory body or securities exchange to be made.

Section 8.06 Termination.

In the event that the Purchaser in its good faith judgment makes a determination that (i) ten percent (10%) or more (determined on the basis of the aggregate outstanding principal balances) of the Mortgage Loans with respect to which the Servicing Rights are delivered by the Seller to the Purchaser on the Sale Dates were characterized by defects or deficiencies which could not be reasonably cured within the cure period permitted by the relevant Agency so as to render such Mortgage Loans subject to likely repurchase requests by the relevant Agency, or (ii) in the discretion of the Purchaser, the Seller lacks the financial ability to discharge its indemnification and repurchase obligations set forth herein, then this Agreement may be terminated by the Purchaser with respect to Servicing Rights to be transferred on any subsequent Sale Date. Such termination shall be effective immediately upon the lapse of thirty (30) calendar days following the giving of a written notice in accordance with Section 8.07.

Thirty (30) days prior to the expiration of the effective date of the pricing, the Purchaser and Seller will mutually agree to review and amend Exhibit A, Purchase Price Schedule. In the event Purchaser and Seller are unable to reach a mutual agreement of revisions to Exhibit A, either party may terminate the Agreement.

Section 8.07. Notices.

Except as otherwise provided herein, all demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mall, return receipt requested, or, if by other means, when received by the other party at the following address:

If to the Purchaser, to:	If to the Seller, to:

Mr. Anthony P. Meli, Jr.	Robert C. KenKnight
First Vice President	Executive Vice President
Chase Manhattan Mortgage Corporation	Crescent Bank & Trust Company
343 Thornall Street	115 Perimeter Center Place, Suite 285
Edison, New Jersey 08837	Atlanta, Georgia 30346

cc: Steve Rotella
Chase Manhattan Mortgage Corporation
200 Old Wilson Bridge Road
Worthington, Ohio 43085

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 8.08. Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

Section 8.09. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 8.10. Place of Delivery and Governing Law.

This Agreement shall be made in the State of New Jersey. The Agreement shall be construed in accordance with the laws of the State of New Jersey and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New Jersey, applicable to agreements made and to be performed therein except to the extent preempted by federal law.

Section 8.11. Further Agreements.

The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement (including but not limited to updates of Exhibits and Schedules to be attached hereto and incorporated herein).

Section 8.12. Intention of the Parties.

It is the intention of the parties that the Seller is selling, and the Purchaser is purchasing only the Servicing Rights to the Mortgage Loans. Accordingly, the parties hereby acknowledge that as of the relevant Settlement Date the relevant Agency shall be the sole and absolute owner of the Mortgage Loans.

Section 8.13. Successors and Assigns; Assignment of Servicing Rights Purchase Agreement.

This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Purchaser and the Seller and their respective successors and assigns. This Agreement shall not be assigned by any party without the prior written consent of the other party in accordance with applicable Agency Requirements. Such consent shall not be unreasonably withheld.

Section 8.14. Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 8.15. Exhibits.

The exhibits to this Agreement are hereby incorporated and made a party hereof and are an integral part of this Agreement.

Section 8.16. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

CHASE MANHATTAN MORTGAGE CORPORATION (Purchaser)

CHASE MANHATTAN MORTGAGE CORPORATION (Purchaser)		CRESCENT BANKING COMPANY (Seller)

By:	/s/ ANTHONY P. MELI, JR.	By:	/s/ J. DONALD BOGGUS, JR.

Its:	Anthony P. Meli, Jr., CMB First Vice President	Name: Its:	J. Donald Boggus, Jr President & CEO

Attest:	/s/ Illegible	Attest:	/s/ Illegible

Its: SVP		Its: Secretary

CRESCENT MORTGAGE SERVICES, INC. (Seller)

		By:	/s/ ROBERT C. KENKNIGHT

		Name:	Robert C. KenKnight
		Its:	President
		Attest:	/s/ Illegible

Its: Secretary

CRESCENT BANK & TRUST COMPANY (Seller)

		By:	/s/ J. DONALD BOGGUS, JR.

		Name:	J. Donald Boggus, Jr
		Its:	President & CEO

		Attest:	/s/ Illegible

Its: Director

SCHEDULE OF EXHIBITS

CRESCENT BANKING COMPANY, CRESCENT MORTGAGE SERVICES,

AND CRESCENT BANK & TRUST COMPANY

AND CHASE MANHATTAN MORTGAGE CORPORATION

EXHIBIT NO	SUB NO	ITEM	CONTRACT REFERENCE

A		Price	1.49, 3.01, 3.05, 8.06

B		Mortgage Eligibility Characteristics	5.03(nn)

C-1		Officer’s Certification (signed with Contract	1.42, 7.03 (b)

C-2		Monthly Certification (signed with each Sale)	1.32, 3.02, 7.04

D		Opinion of Counsel (signed with Conract)	1.43, 7.03 (c)

E		NOT APPLICABLE (Sub-Servicing Agreement)	N/A

F		Servicing Transfer Procedures: CO-ISSUE - Cenlar Loan Administration	1.59, 2.03 (c)(d)(i)(l)(m), 6.04(1), 7.01(a)

G	-3 CLA-FHLMC	Mortgage Loan File Format and Delivery	2.03 (e)

H		Schedule of Sale and Transfer Dates	Background

I		PSA Settlement Dates through 1997	1.63

J		NOT APPLICABLE (Chase EDP Magnetic Tape Record Layout)	1.18

EXHIBIT A

CRESCENT BANK & TRUST COMPANY

CRESCENT MORTGAGE SERVICES, INC.

Quarterly Sale and Quarterly Transfer

Purchase Price Schedule

Effective for Sales November 1, 1997 through April 30, 1998

MATURITY	FHLMC ARC
30 Yr Fixed Rate	1.50
15 Yr Fixed Rate	1.20
7 Yr Balloon	.95
1 Yr ARM	1.40

Base Price Adjustments

•	Non escrow loans are subject to a price reduction of .25% per loan. Please provide a supporting schedule of non-escrow loans indicating Pool Number, Name, Loan Number and Unpaid Principal Balance.

•	The Purchase Price for fixed rate mortgage loans with a weighted average excess service fee up to a maximum of .29% will be increased based on the following price increase ratio for each basis point of excess service fee or increment thereof (up to 4 decimals)

30 Year:	4:1
15 Year:	3:1
7 Year:	1:1

•	A fee of $69 per loan will be deducted from the Purchase Price for the purchase of “life of loan” TransAmerica Real Estate contracts.

•	A fee of $9 per loan will be deducted from the Purchase Price for the purchase of “life of loan” FDSI flood contracts.

•	A set-up fee of $5 per loan will be deducted from the Purchase Price.

Miscellaneous Adjustments

•	All odd maturity loans shall be a fixed rate, fully amortizing Mortgage Loan and will be priced as a 15 year loan.

Seller’s Initials/Date:

/

Purchaser’s Initials/Date:

/s/ ILLEGIBLE

EXHIBIT B

MORTGAGE CHARACTERISTICS

Crescent Mortgage Services, Inc. and

Crescent Bank & Trust Company

November 1, 1997

Monthly Sale and Transfers:	$10 million-$20 million

Total Contract	$120 million-$240 million

Re-Pricing	April 1998

Type of Servicing	FHLMC ARC

Weighted Average Net Servicing Fee: 5.03(nn)	0.29% for fixed rate loans 0.39% for one year ARMS

Maximum Interest Rate: 5.03(nn)	8.5%-30 year, 8.0%-for all other maturities

State/Geo Breakdown:	GA 17%-50%; MA 8%-25%; ME 8%-24%; NH 5%-16%; SC 2%-7%; NC 3%-8%; CT 3%-8%; AL 2%-5%; all others less than 5%.

Minimum Average Loan Balance 5.03(w)(nn)	30 Yr Fixed $100,000

15 Yr Fixed $ 75,000

7 Yr Balloon $125,000

1Yr ARM $105,000

Term: 3.03, 1.18, 5.03(nn)	30 Yr Fixed 65%-70%

15 Yr Fixed 25%-30%

7 Yr Balloon 0%-5%

1Yr ARM 0%-5%

Weighted Average Escrow	1.04% (as a percentage of principal balance for escrowed loans) No less than 15% of the mortgage loans are accompanied by an escrow for taxes and insurance.

Age of Loans: 5.03(x)	≤ 60 days of each Sale Date

Property Types: 5.03(cc)(nn)	95% single family detached 5% maximum combined 2-4, condominium and pud properties

Owner Occupancy	95% owner occupied

Buydowns and Interest Rate Subsidies 503(nn)	≤ 5% of the number of loans delivered

Third Party Loans: 2.05(o)	100%

EXHIBIT C-l

OFFICER’S CERTIFICATE

I, Robert C. KenKnight a duly authorized officer of CRESCENT BANKING COMPANY, CRESCENT BANK & TRUST COMPANY, AND CRESCENT MORTGAGE SERVICES (the Seller”) under the Agreement for the Purchase of Servicing dated as of November, 1997 between Chase Manhattan Mortgage Corporation (the” Purchaser”) and the Seller hereby certify to the Purchaser pursuant to the Agreement that: ;

1. The Seller has complied in all material respects with all provisions of the Agreement, Agency Requirements, and the Servicing Transfer Procedures (except to the extent later compliance is expressly authorized therein) applicable to Seller.

2. All Seller’s representations and warranties included in Sections 5.02 and 5.03 of the Agreement are true and correct in all material respects as of the date hereof and the Sale Date.

3. Without limiting the generality of the foregoing and as of the Sale Date and the date hereof (i) the Mortgage Loans Schedules delivered to FNMA and/or FHLMC were and are true, correct and complete, and (ii) the Servicing Rights were not and are not subject to any lien, pledge or other encumbrance.

4. The Seller’s accounting method with respect to the service fees associated with the Servicing Rights sold under the Agreement conforms to the “Safe Harbor” provisions of Revenue Ruling 91-46. This is in effect and will continue to remain in effect for the Servicing Rights delivered under the Agreement.

5. There has been no material adverse change in the Seller’s financial conditions since the date of the Seller’s most recent financial Statements delivered to the Purchaser which would affect the Seller’s ability to perform all of its obligations under the Agreement.

IN WITNESS WHEREOF, the undersigned has set his hand hereunto this 10th day of November, 1997.

By:	/s/ ROBERT C. KENKNIGHT

Title:	President/Vice President

EXHIBIT C-2

MONTHLY CERTIFICATE

I,                                                                                                       , a duly authorized officer of                                                                   (the Seller”) under the Agreement for the Purchase of Conventional Servicing dated as of November, 1997 between Chase Manhattan Mortgage Corporation (the” Purchaser”) and the Seller, hereby certify to the Purchaser pursuant to the Agreement on the Sale Date scheduled for                         , 1997, with respect to all Servicing Rights transferred to the Purchaser pursuant to the Agreement for which payment is due to the Seller on the Purchase Price Date of                     , 1997.

1. The Seller has complied in all material respects with all provisions of the Agreement including the Servicing Transfer Procedures (except to the extent later compliance is expressly authorized therein) applicable to Seller.

2. All Seller’s representations and warranties included in Sections 5.02 and 5.03 of the Agreement are true and correct in all material respects as of the date hereof and the Sale Date.

3. Without limiting the generality of the foregoing and as of the Sale Date and the date hereof (i) the Mortgage Loan Schedules delivered to FNMA and/or FHLMC were and are true, correct and complete, and (ii) the Servicing Rights were not and are not subject to any lien, pledge or other encumbrance.

4. The Seller’s accounting method with respect to the service fees associated with the Servicing Rights sold under the Agreement conforms to the ”Safe Harbor” provisions of Revenue Ruling 91-46. This is in effect and will continue to remain in effect for the Servicing Rights delivered under the Agreement.

5. There has been no material adverse change in the Seller’s financial conditions since the date of the Seller’s most recent financial Statements delivered to the Purchaser which would affect the Seller’s ability to perform all of its obligations under the Agreement.

6. Seller has complied with Section 2.03 (h) and certifies that, as appropriate, either (i) notice of the change in Mortgagee has been given to Transamerica Real Estate Tax Service (TRETS) or (ii) that $69 has been deducted from the monthly invoice submitted by Seller for each loan without a TRETS life-of-loan contract,

7. Seller certifies that it has complied with Section 2.03 (c) and that notice has been given to hazard, mortgage (FHA/VA/PMI) and flood insurance carriers and all other third parties required to effectively transfer the mortgage loan servicing and to change the mortgagee clause as instructed in the Servicing Transfer Procedures, Exhibit F-2,

8. Seller certifies that it has complied with Section 2.03(s) and that, as appropriate, either (i) notice of the change in mortgagee has been given to FDSI or (ii) that $9 has been deducted from the monthly invoice submitted by Seller for each loan without a FDSI life-of-loan contract.

9. Seller certifies that it has complied with Section 2.03(b) and that notice of transfer to Mortgagors has been provided with a letter previously approved by Purchaser advising the Mortgagors of the transfer of the servicing to Purchaser.

These certifications have been made concerning each Mortgage Loan transferred and listed in the Mortgage Loan Schedules.

IN WITNESS WHEREOF, the undersigned has set his hand hereunto this day of                                                          , 1997

BY:
Title:

EXHIBIT D

OPINION OF COUNSEL

                                         , 199

Dear Sir or Madam,

I am General Counsel to                                         , a                                          corporation (“Seller”) and in such capacity am familiar with the Agreement for the Purchase of FHLMC AND/OR FNMA Servicing dated as of November, 1997, between Chase Manhattan Mortgage Corporation (“Purchaser”) and the Seller (hereinafter referred to as the “Agreement”).

In that connection, I have been provided with the originals or copies authenticated or certified to my satisfaction, of records of the Seller, of communications and certificates of public officials and the officers of the Seller, and upon such other documents, and have made such other examination and investigations, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to certain matters of fact of which I have no independent knowledge, I have also relied upon representations and certificates of public officials and officers and other representatives of the Seller, as well as resolutions adopted by the Board of Directors and officers of the Seller.

I have assumed the genuineness of all signatures and the certifications of all documents submitted to me as originals and conformity to original documents of all documents submitted to me as copies hereof. For the purposes of this opinion, I have assumed that you have all requisite power and authority and have taken all necessary corporate actions to execute and deliver the Agreement to effect the transactions contemplated thereby.

This opinion is rendered pursuant to Section 6.03 of each of the Agreements. Capitalized terms used herein have the meanings given them in the Agreements.

Based on the foregoing, it is my opinion that:

1. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of:

2. Seller has all requisite corporate power and authority to execute and enter into the Agreements and to perform the obligations required of Seller thereunder and under the other documents, instruments and agreements referred to therein or required to be executed by Seller pursuant thereto. The execution and delivery of the Agreements and all other documents, instruments and agreements to be executed and delivered by Seller pursuant thereto, and the consummation of the transactions contemplated thereby, have each been duly validly authorized by all necessary corporate action of the Seller. Assuming due authorization, execution and delivery of the Agreements by the Purchaser, the Agreements constitute the legal, valid and binding agreements of the Seller enforceable i accordance with their respective terms except that the enforceability thereof (i) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of enforceability is considered in a proceeding in equity or at law.

3. The execution, delivery and performance of the Agreements by Seller, it compliance with the terms thereof and consummation of the transactions contemplated thereby in accordance with the terms thereof will not violate, conflict with, result in a breach of, give rise to any right of termination, cancellation or acceleration, constitute a default under, by prohibited by or require any approval under (i) Seller’s certificate of incorporation or by-laws, (ii) any material instrument or agreement to which Seller is a party or by which Seller is bound or which affects the servicing performed by Seller, or (iii) any law, rule, regulation, ordinance, order, injunction or decree applicable to Seller or to the servicing performed by Seller.

4. The Servicing Rights are free and clear of all liens, claims, security interests and encumbrances.

Very truly yours,

EXHIBIT A

Phone Contacts:

Lori J. Pinto	609-883-3900 Ext. 2147
Claudia Moore	609-883-3900 Ext. 2121
David J. Miller, Jr.	609-883-3900 Ext. 5404
William A. Brophy	609-883-3900 Ext. 2175

Payment Address Until Coupons Are Received:

Central Loan Administration & Reporting

P.O. Box 77413

Trenton, New Jersey 08628

Correspondence Address:

Central Loan Administration & Reporting

P.O. Box 77404

Trenton, New Jersey 08628

Customer Service Phone Number:

1-800-223-6527

Hours: 8:45 a.m. - 5:00 p.m.

Tax Service -	Will be transferred as agreed in the Purchase and Sale Agreement with Chase.

HUD # - 30084

Forced coverage Carrier:	CIGNA

Shipping Address for Files:	Attn: Donna Lynch
Central Loan Administration & Reporting
425 Phillips Boulevard
Trenton, New Jersey 08618

EXHIBIT B

PMI COMPANY ADDRESSES & PHONE NUMBERS

001

*MORTGAGE GUARANTY INSURANCE CORPORATION - (MP #29-640-3-0440)

MGIC PLAZA, 270 E. Kilbourne, Milwaukee, WI 53201

(800) 558-9900

Customer Service Representative: Christina Hill

Tape-to-Tape contact: Chris Johnson - ext. 6916

002	POLICYHOLDERS BENEFIT CORPORATION - MP #080-221) P.O. Box 96636, Washington, D.C. 20090 (800) 825-4722 Customer Service Representative: ext 3210

005

*PMI MORTGAGE INSURANCE COMPANY - File Number 818538

610 Montgomery Street, San Francisco, CA 94160-1538

(415) 788-7878

Customer Service Representative: Tiffany Shapiro

Tape-to-Tape contact: Joyce Gray - ext. 371

(MP #0204900012)

008	INVESTOR MORTGAGE INSURANCE COMPANY - (MP #29-2000-9-003) P.O. Box 027554 West Palm Beach, FL 33402-7554 (407) 650-7800 Customer Service Representative: Cheryl Hughs

009	UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY P.O. Box 60957, Charlotte, NC 28260 (800) 334-8966 Customer Service Representative: Kay Stanley - ext. 424 (MP #229-0043-000)

013

*GENERAL ELECTRIC MORTGAGE INSURANCE COMPANIES

6601 Six Forks Road, Raleigh, NC 27615

(800) 334-9270

Customer Service Representative: Jayshreeben Patel

Tape-to-Tape contact: Lisa Murphy - ext. 4389

(MP #B222222XY7)

Exhibit B

014

*COMMONWEALTH MORTGAGE ASSURANCE COMPANY - (MP #11374-004)

8 Penn Center, Philadelphia, PA 19103-2197

(800)523-1988

Customer Service Representative: Larissa McCarty - ext. 3358

Tape-to-Tape contact: Barbara Adams - 3374

015	REPUBLIC MORTGAGE INSURANCE COMPANY - (MP #34902) P.O. Box 751756 Charlotte, NC 28275-1756 (800) 999-RMIC

*	Denotes PMI renewal paid by tape billing process

Central Loan Administration & Reporting – Cenlar

425 Phillips Blvd.

Trenton, NJ 08618

SERVICING TRANSFER CHECKLIST

For Chase Manhattan Mortgage Corporation

Key Contact:	Lori J. Pinto
Tel: 609-883-3900 (x2147)
Fax: 609-538-4009

Alternate Contact:	David J. Miller, Jr.
Tel: 609-883-3900 (x5404)
Fax: 609-538-4009

30 DAYS BEFORE TRANSFER

_______	1.	Send trial balance (P139) of all loans in transfer, by overnight delivery, to Cenlar and Alltel for receipt and . This report must include loan number, next payment due date, unpaid principal balance, escrow balance, restricted escrow balance, monthly P&I payment, monthly escrow payment, interest rate and unapplied or suspense funds.

_______	2.	Provide a hard copy of “loan masters” (P190) for a selection of loans which will be provided by Cenlar for receipt on and .

_______	3.	Fax sample “Goodbye Letter” to Cenlar for approval. The letter should include a statement that Cenlar will provide payment coupons, provide address for mailing payments and provide a toll free telephone number.

_______	4.	“Go/No-Go” conference call with Chase on to obtain Chase’s approval to move ahead with mailing of Goodbye Letters and conversion.

_______	5.	Seller to mail Goodbye Letter 15 days prior to transfer effective date.

15-20 DAYS BEFORE TRANSFER

_______	6.	Prepare notices to hazard insurers of change of servicer and request change of loss payee endorsement. Send copies of notices to Cenlar. The mortgagee clause should read:

		Central Loan Administration & Reporting Its Successors and/or Assigns P.O. Box 77411 Trenton NJ 08628

_______	7.	Prepare notices to PMI companies of change of servicer. Send copies of notices to Cenlar.

_______	8.	Prepare Mortgage Record Change (HUD 92080) in hard copy or tape format for each FHA loan. If hard copy, send forms to Cenlar for completion of Section 12.

_______	9.	Please send to Transamerica the tape necessary to obtain tax services on these loans prior to transfer ( ).

_______	10.	Make arrangements for year-end 1098 reporting to be processed, either at time of transfer or at year-end.

_______	11.	Provide tax records on all accounts, either by report, magnetic tape, or tax receipts.

_______	12.	Please send to FDSI the information necessary to place flood service on this portfolio.

ON TRANSFER DAY

_______	13.	Pay all insurance bills due within 30 days after the transfer date and send any unpaid bills in a separate envelope clearly marked.

_______	14.	Provide a list of force placed insurance coverage.

_______	15.	Provide a list of accounts with loss drafts in process and all files and records pertaining to the losses.

_______	16.	Pay any taxes due within 30 days after the transfer date, for which you have tax bills. Provide listing of any taxes due within 30 days of transfer date that have not been paid.

_______	17.	For all ARM loans, provide:

		a. List of all ARMS, index and contract terms

		b. A copy of each note

		c. The history of all prior rate/payment changes with date of index used

		d. Copies of notices sent to mortgagor

_______	18.	Arrange for preparation of assignments with Chase.

_______	19.	Post all payments received prior to the transfer date. As of the transfer date, endorse all payments received to Central Loan Administration & Reporting.

		DO NOT POST ANY TRANSACTIONS AFTER THE TRANSFER DATE. ***

		(If payments are inadvertently applied they should be reversed and the funds sent immediately to CENLAR. If disbursements are made your company will be reimbursed after satisfactory proof of payment has been sent to Cenlar.)

_______	20.	Post all IOE for applicable states for and .

_______	21.	Send trial balance of all loans in transfer, (Fax totals to CPI) by overnight delivery, to Cenlar and Alltel for receipt on and . This report must include loan number, next payment due date, unpaid principal balance, escrow balance, restricted escrow balance, monthly P&I payment, monthly escrow payment, interest rate and unapplied or suspense funds.

_______	22.	Provide a hard copy of “loan masters” (P190) for a selection of loans (select same loans as those at trial) to Cenlar, for receipt on and .

WITHIN 3 DAYS AFTER TRANSFER

_______	23.	Wire all escrow funds as of transfer date, plus unapplied or suspense funds, less corporate advances for taxes or insurance premiums on 5TH BUSINESS DAY AFTER TRANSFER.

_______	24.	Wire all principal and interest funds on deposit in your custodial account on 5TH BUSINESS DAY AFTER TRANSFER.

_______	25.	Provide all payment histories for the life of the loan on microfiche. This will include current year history through the transfer date. (If histories are presently in paper format, please convert to microfiche, if possible).

_______	26.	Contact Donna Lynch (609-883-3900, x 5417) for specific shipping instructions of files to Cenlar. These files should include:

		a. Credit Package

		b. Copies of note and mortgage/deed of trust

		c. Copies of all intervening assignments

		d. Servicing correspondence

		e. Collection records

		f. Tax receipts

		g. Copy of most recent escrow analysis

_______	27.	Separate and clearly label all files with pending activity, i.e.:

		a. Pending assignments

		b. Pending payoffs

		c. Pending assignments to HUD

		d. Active foreclosures (include name, address and phone number of attorney)

		e. Bankruptcy cases (include name, address and phone number of attorney)

		f. Open loss drafts

_______	28.	Send original documents (Note, Mortgage, Assignment, Title Policy) to Chase as instructed by Chase.

_______	29.	Prepare and package files for shipping

		a. Organize files in your loan number order

		b. Please do not ship files in large “banker’s” but rather, smaller “one row” boxes.

		c. Include a packing list in each box and a master listing sent separately.

We will need any fields you have relating to the risk based premium on FHA loans. We must have the following information:

	1.	Original base loan amount: This is the original loan amount minus the up-front MIP amount.

2	RBP Term: This will most likely be a 2-digit number such as ‘08’ or ’10’.

3.	Up-front MIP: This will be an amount of probably around $2000.00 depending on the amount of the loan.

4.	Appraisal amount.

We will need the following information for FHA loans:

1.	Case#: This number will be thirteen digits long.

2.	Type of FHA Plan: The options will be either RBP or Regular Pay Plan.

3.	Date of the last FHA payment

All fields available that are used to determine specifics on Adjustable Rate Mortgages are needed. Some of the fields needed on Cenlar’s system are:

1.	Index used (Weekly or monthly average)

2.	Index Days

3.	Margin

4.	Any rounding used

5.	Original interest rate

6.	First interest rate change date

7.	Frequency of interest rate changes

8.	Limits on each interest rate change

9.	Limits on change over life of loan

10.	First payment date.

11.	First payment change date

12.	Original principal and interest payment

13.	Frequency of payment changes

14.	Is limit option available?

15.	Number of days notice must be given before change is effective

16.	Is conversion option available

CRESCENT BANKING COMPANY AND SUBSIDIARIES

EXHIBIT G-3(CLA)

Servicing Loan File Delivery Procedures: Co-Issue

CENLAR LOAN ADMINISTRATION (CLA) AS SUB-SERVICER

1)	Loan Servicing Files Must Be Delivered To CLA Prior to Funding

Files must be delivered by the Transfer Date, but no later than the end of the month. Chase cannot fund without confirmation of the delivery of loan servicing files.

2)	Deliver loan servicing files to:

Cenlar Loan Administration, 425 Phillips Blvd., Trenton, NJ 08618

Attn: Donna Lynch; Telephone (609) 883-3900

Supplemental Filing:

Cenlar Loan Administration, 425 Phillips Blvd., Trenton, NJ 08618

Attn: Donna Lynch; Telephone (609) 883-3900

(Include a transmittal cover sheet and Chase’s 10-digit loan number)

3)	Servicing File Format

Labels:	Last Name, First Name Chase’s 10 digit loan number Address, City/State/Zip

File Format:	Integrity File Control Form (form provided by Chase) Copies of documents listed on the Integrity File Control Form Copies of closing documents Credit/Underwriting File Application Package

4)	Final Documentation

Recorded Mortgages/Deeds of Trust, Title Insurance Policy, Recorded Assignments, Mortgage Insurance Certificationes identified with Chase’s 10 digit loan number and pool number and Seller’s Loan Number: include transmittal cover sheet for return receipt.

Chase Manhattan Mortgage Corporation

1500 North 19th Street

Monroe, Louisiana 71201

Attn: Post Production Services–Third Floor, South

Final Document Receipt. Research & Resolution

T. J. Cox	(318) 329-1528 phone
(318) 340-3578 fax

October 15, 1997

CRESCENT BANKING COMPANY AND SUBSIDIARIES

EXHIBIT G-3

CUSTODIAL FILE DELIVERY REQUIREMENTS : CO-ISSUE

5)	Delivery Custodial Files to Chase’s Custodian, FHLMC

File delivery must occur by the Transfer Date, but no later than the Funding Date.

Package files in pool number order with Chase Loan Number and Correspondent Seller Loan Number on Folder Tab Label.

Contents:

Original Note and riders (endorsed from Seller to Chase Manhattan Mortgage Corporation)

Required Assignments of Mortgage/Deed of Trust

Original Allonge/Endorsement from 3rd party to Seller, if applicable

Power of Attorney, if applicable

Name Affidavit, if applicable

Pool Documents (FHLMC 996/1034/15A; HUD 1706/1711A/1711B; FNMA 2005)

GNMA/FNMA/FHLMC Approval of Transfer

Initial Certification from Seller’s Custodian, if applicable

Chase 10 Digit Loan Number and Pool Number Shown on Each Folder Tab Label

Assignment Agreement

Manual Set-Up Requirements

6)	In addition to the above, a Data Input Sheet, a copy of the Integrity File Control Form along with copies of the documents listed on the Integrity File Control Form must be received no later than the 15th day of the month of Transfer. Send to:

Cenlar Loan Administration

425 Phillips Blvd., Trenton, New Jersey 08618

Labels	Last Name, First Name Chase 10 digit ID Number Addresss, City, State, Zip Seller Name

October 15, 1997

EXHIBIT H

CHASE MANHATTAN MORTGAGE CORPORATION

AND

CRESCENT BANK AND TRUST COMPANY ET AL

SALE AND TRANSFER

DATE

November 30, 1997

December 31, 1997

January 31, 1998

February 28, 1998

March 31, 1998

April 30, 1998

May 31, 1998

June 30, 1998

July 31, 1998

August 31, 1998

September 30, 1998

October 31, 1998